UNSECURED PROMISSORY NOTE

Amount: $   20,000.00                                                                                                                                  June 12, 2009

FOR VALUE RECEIVED, China America Holdings, Inc. (as the “Borrowers”), hereby unconditionally promise to pay to the order of Pearl Group Advisors, Inc. (the “Lender”) at the location designated by Lender, in lawful money of the United States of America the principal sum of $20,000.00, together with interest on the unpaid principal amount outstanding at a rate of 3% per annum.  All outstanding principal and interest accrued and unpaid on this Unsecured Promissory Note shall be payable in full on March 11, 2010, the maturity date.

Section 1: Interest

Interest payments of $450.00 are due and payable on March 11, 2010.

Section 2: Principal

The $20,000.00 principal amount of this Unsecured Promissory Note is due on March 11, 2010.

Section 3: Maturity

Subject to the terms and conditions hereof, the principal amount of this Unsecured Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Unsecured Promissory Note on March 11, 2010, (the “Maturity Date”), and shall be paid by the Borrowers in cash, check, money order or by wire transfer.

Borrowers: China America Holdings, Inc.	Lender: Pearl Group Advisors, Inc.
/s/Andrew Goldrich	/s/Dore Perler
Andrew Goldrich	Dore Perler